Exhibit 99.1

XELR8 HOLDINGS REQUESTS HEARING
BEFORE AMEX COMMITTEE

Denver, CO — (PR NEWSWIRE) — January 26, 2007 — VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc. (AMEX:PRH), a provider of functional foods, beverages and nutritional supplements, today reported that on January 23, 2007, the Company received notice from the American Stock Exchange (the Exchange) Staff indicating that the Company no longer complies with the Exchange’s continued listing standards due to non-compliance with Section 1003(a)(iv) of the Company Guide, and that its securities are, therefore, being delisted from the Exchange.

The Company will appeal this determination and will request a hearing before a Committee of the Exchange.  John Pougnet, CEO and CFO of XELR8, noted, “In consideration of the strong response we’ve received to the recent launch of Bazi, our new, high powered nutrition drink, and given our plans to execute a financing strategy designed to materially strengthen our cash resources, we intend to vigorously pursue the appeal process and demonstrate to the Exchange that we are indeed capable of regaining listing compliance.  Although there can be no assurance that the Company’s request for continued listing will be granted, we are hopeful that we can successfully present a compelling case to the Exchange to preserve our Amex listing.”

About XELR8 Holdings, Inc.

VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc., is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance.  XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle as well as the newly launched drink Bazi, a liquid, nutrition drink packed with eight different super fruits and berries, including the Chinese jujube plus 12 vitamins and 68 minerals.  XELR8’s commitment to quality, science, and research has earned them a loyal following of over 350 world-class athletes and an elite list of endorsers, such as five-time Cy Young Award Winner Randy Johnson, Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; professional football superstar Cadillac Williams; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr.  XELR8 products are only available through independent distributors located throughout the nation.  For more information about XELR8, please visit www.xelr8.com or www.drinkbazi.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for XELR8’s distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward-looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors; changes in demand for the Company’s products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company’s use of such capital. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005 and all subsequent filings. Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.

Company Contacts:	VitaCube d/b/a XELR8 Holdings, Inc.	Elite Financial Communications Group, LLC
	John Pougnet, CEO/CFO	Dodi Handy, President and CEO
	(303) 316-8577	(407) 585-1080
	CEO@xelr8.com	prh@efcg.net